Exhibit 10.70

May 9, 2005

Dr. Geoffrey Davis

c/o Abgenix, Inc.

6701 Kaiser Drive

Fremont, CA 94555

Dear Geoff:

This memo serves as written confirmation of a transition in your employment status from regular full-time employee to part-time employee effective July 1, 2005.

As we previously discussed, as of July 1, 2005 you will voluntarily resign from your position as Chief Scientific Officer and a Corporate Officer, retaining the title of Senior Vice President, Technology Assessment.  You will undertake a part-time assignment focused on, but not limited to, successfully integrating your replacement, completing technical/scientific assessments on our portfolio and potential in-licensing and out-licensing opportunities, identifying and conducting technical due diligence on potential acquisition targets and/or new business opportunities for Abgenix, and transitioning your role on certain joint steering committees with our collaborators.  In your new role you will be available to the Company up to eighty hours each month.  Notwithstanding any obligation to or agreement with Abgenix to the contrary, you will be free to explore and engage in consulting opportunities and participate on scientific advisory boards, boards of directors, and the like with other companies, provided that (a) in the course of these activities you do not disclose any confidential information or trade secret of Abgenix, and (b) Abgenix shall not have any right, title or interest in any trade secret, invention, idea, process, formula, compound, data, program, know-how, improvement, discovery, design or technique that you learn of or develop in the course of such activities without using any confidential information or trade secret of Abgenix, and (c) your Employee Confidential Information and Invention Assignment Agreement will remain in effect.  In that respect, please notify me if you intend to take an assignment that would implicate paragraph 4 of that Agreement, which we will waive in our reasonable discretion after discussion with you.  For ease of reference, paragraph 4 of that Agreement provides as follows:

4.     Conflicting Employment.  I agree that, during the term of my employment with Abgenix, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Abgenix is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to Abgenix.

Effective July 1, 2005, your new base salary as a part-time employee will be $138,500.00 or $11,541.66 monthly.  As a part-time employee, you will continue to receive company paid benefits, the normal employee contributions will be deducted from your paycheck, and you will be eligible to participate in the 401k Plan. You will continue to accrue vacation time, prorated to your part-time status.  Unless both parties (Company and Employee) make a written modification to the termination date, your employment with Abgenix will terminate on December 31, 2005.  Thereafter, you will have the amount of time specified in your stock option agreements in which to exercise any outstanding stock options.  Commencing on January 1, 2006, you will be eligible to obtain health insurance benefits under COBRA.

I appreciate your past contributions to Abgenix and look forward to your ongoing contributions under this new arrangement.  Please let me know if you have any questions.

Best regards,

/s/ Bill Ringo

Bill Ringo

President and Chief Executive Officer

Abgenix, Inc.

I understand and agree to the terms listed above:

/s/ C. Geoffrey Davis	Date: May 9, 2005
C. Geoffrey Davis, Ph.D.